Exhibit 99.1

PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897	512.928.7330

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Comments on Dot Hill Lawsuit

AUSTIN, Texas, July 7, 2015 – Crossroads Systems, Inc. (NASDAQ:CRDS) today provided investors with additional facts related to Dot Hill Systems Corp.’s (“Dot Hill”) recently filed patent infringement lawsuit against Crossroads. As previously disclosed by Crossroads, on June 29, 2015 Dot Hill filed a lawsuit in the U.S. District Court for the District of Colorado alleging that Crossroads infringes a patent owned by Dot Hill.

Richard K. Coleman, Jr., Crossroads President and Chief Executive Officer, stated, “After reviewing the Dot Hill patent at issue, we believe we can present compelling technical arguments that prove the lawsuit is baseless.”

Mr. Coleman continued, “We also find the timing of Dot Hill’s lawsuit peculiar, and suspect it may be merely an attempt to disrupt Crossroads’ rights offering as well as to retaliate for Crossroads’ pending lawsuit against Dot Hill.”

On September 11, 2013, Crossroads filed suit against Dot Hill for failing to properly pay license fees due under the 2006 license agreement. An audit conducted by Crossroads revealed Dot Hill had failed to pay required amounts due Crossroads. Despite our attempts to avoid litigation, Dot Hill took what Crossroads believes to be a position contrary to the license agreement, compelling Crossroads to commence litigation to obtain relief. Naturally, any lawsuit involves risk and uncertainty. If Dot Hill is successful in its June 2015 lawsuit, it could result in Crossroads not having all of the patent rights necessary to conduct its product business.

In addition to Crossroads’ lawsuit against Dot Hill, Crossroads also has pending patent infringement lawsuits against Oracle, Cisco, NetApp, Quantum, and Huawei. The company has publicly stated that the potential compensatory damages could be in excess of $200 million which does not include enhanced damages or attorney fees. None of the pending lawsuits are impacted by Dot Hill’s action. Crossroads will continue to vigorously defend its patent rights and oppose any countersuits, no matter how frivolous.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ:CRDS) is a global provider of data storage solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc., including statements relating to the proposed rights offering, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, the potential market for our data storage products, changes in the fair value of its derivative instruments and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: completion of the proposed rights offering, uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, developments in litigation to which we may be a party, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems' preliminary prospectus included as part of the Registration Statement on Form S-1 filed by Crossroads Systems in connection with this offering and in its periodic reports filed with the Securities and Exchange Commission, which can be accessed through the SEC's website or by clicking "SEC Filings" on the company's Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2015 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.